Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces

Third Quarter 2012 Operating Results

Baton Rouge, LA – November 7, 2012—Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announces the Company’s operating results for the third quarter ended September 30, 2012.

Three Months Results

Lamar reported net revenues of $306.3 million for the third quarter of 2012 versus $296.7 million for the third quarter of 2011, a 3.2% increase. Operating income for the third quarter of 2012 was $63.5 million as compared to $55.4 million for the same period in 2011. Lamar recognized $11.5 million in net income for the third quarter of 2012 compared to net income of $4.0 million for the third quarter of 2011.

Adjusted EBITDA, (defined as operating income before non-cash compensation, depreciation and amortization and gain on disposition of assets—see reconciliation to net income at the end of this release) for the third quarter of 2012 was $140.6 million versus $132.6 million for the third quarter of 2011, a 6.0% increase.

Free cash flow (defined as Adjusted EBITDA less interest, net of interest income and amortization of financing costs, current taxes, preferred stock dividends and total capital expenditures—see reconciliation to cash flows provided by operating activities at the end of this release) for the third quarter of 2012 was $77.7 million as compared to $66.0 million for the same period in 2011, a 17.8% increase.

Pro forma net revenue for the third quarter of 2012 increased 2.0% and pro forma Adjusted EBITDA increased 4.9% as compared to the third quarter of 2011. Pro forma net revenue and Adjusted EBITDA include adjustments to the 2011 period for acquisitions and divestitures for the same time frame as actually owned in the 2012 period. Tables that reconcile reported results to pro forma results and operating income to outdoor operating income are included at the end of this release.

Nine Months Results

Lamar reported net revenues of $877.4 million for the nine months ended September 30, 2012 versus $845.2 million for the same period in 2011, a 3.8% increase. Operating income for the nine months ended September 30, 2012 was $153.8 million as compared to $140.5 million for the same period in 2011. Adjusted EBITDA for the nine months ended September 30, 2012 was $378.6 million versus $361.3 million for the same period in 2011. There was net income of $2.6 million for the nine months ended September 30, 2012 as compared to net income of $2.2 million for the same period in 2011.

Free Cash Flow for the nine months ended September 30, 2012 increased 21.6% to $195.6 million as compared to $160.8 million for the same period in 2011.

Liquidity

As of September 30, 2012, Lamar had $265.7 million in total liquidity that consists of $227.3 million available for borrowing under its revolving senior credit facility and approximately $38.4 million in cash and cash equivalents.

Recent Developments

On October 30, 2012 Lamar announced that its wholly owned subsidiary, Lamar Media Corp., closed a private placement of $535 million in aggregate principal amount of 5% Senior Subordinated Notes due 2023. The proceeds of the offering to Lamar Media, after the payment of fees and expenses, were approximately $527.1 million.

On October 31, 2012 Lamar Media Corp. closed its previously announced acquisition of NextMedia Outdoor, Inc., which has outdoor operations in Colorado, Kansas, Nebraska, North Carolina, South Carolina, Virginia, Wyoming and Wisconsin.

Guidance

As noted above, Lamar Media Corp. acquired NextMedia Outdoor, Inc. effective October 31, 2012. Due to the timing of the closing of the transaction, guidance for Q4 2012 does not include expected revenue from the NextMedia assets during November and December. Guidance for Q1 2013 will include revenue from the NextMedia assets and will be pro forma comparative.

For the fourth quarter of 2012 the Company expects net revenue to be approximately $298 to $301 million. On a pro forma basis this represents an increase of approximately 2% to 3%.

Forward Looking Statements

This press release contains forward-looking statements, including the statements regarding guidance for the fourth quarter of 2012. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others; (1) our significant indebtedness; (2) the state of the economy and financial markets generally and the effect of the broader economy on the demand for advertising; (3) the continued popularity of outdoor advertising as an advertising medium; (4) our need for and ability to obtain additional funding for operations, debt refinancing or acquisitions; (5) the regulation of the outdoor advertising industry; (6) the integration of companies that we acquire and our ability to recognize cost savings or operating efficiencies as a result of these acquisitions; (7) the market for our Class A common stock and (8) other factors described in our filings with the Securities and Exchange Commission, including the risk factors included in Item 1A of our 2011 Annual Report on Form 10-K, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Use of Non-GAAP Measures

Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives to operating income, net income, cash flows from operating activities, or other GAAP figures as indicators of the Company’s financial performance or liquidity. The Company’s management believes that Adjusted EBITDA, free cash flow, pro forma results and outdoor operating income are useful in evaluating the Company’s performance and provide investors and financial analysts a better understanding of the Company’s core operating results. The pro forma acquisition adjustments are intended to provide information that may be useful for investors when assessing period to period results. Our presentations of these measures may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are included at the end of this release.

Conference Call Information

A conference call will be held to discuss the Company’s operating results on Wednesday, November 7, 2012 at 10:30 a.m. central time. Instructions for the conference call and Webcast are provided below:

Conference Call

All Callers:	1-334-323-0520 or 1-334-323-9871
Passcode:	Lamar

Replay:	1-334-323-7226
Passcode:	37477136
Available through Monday, November 12, 2012 at 11:59 p.m. eastern time

Live Webcast:	www.lamar.com

Webcast Replay:	www.lamar.com
Available through Monday, November 12, 2012 at 11:59 p.m. eastern time

Company Contact:	Keith A. Istre
Chief Financial Officer
(225) 926-1000
KI@lamar.com

General Information

Lamar Advertising Company is a leading outdoor advertising company currently operating over 150 outdoor advertising companies in 44 states, Canada and Puerto Rico, logo businesses in 22 states and the province of Ontario, Canada and over 60 transit advertising franchises in the United States, Canada and Puerto Rico.

LAMAR ADVERTISING COMPANY AND

SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net revenues	$306,286	$296,701	$877,396	$845,248
Operating expenses (income)
Direct advertising expenses	103,845	103,200	312,339	305,809
General and administrative expenses	50,167	49,534	151,071	145,359
Corporate expenses	11,707	11,320	35,338	32,804
Non-cash compensation	3,869	2,660	10,902	7,338
Depreciation and amortization	73,915	75,171	219,283	221,454
Gain on disposition of assets	(739)	(609)	(5,309)	(7,967)

	242,764	241,276	723,624	704,797

Operating income	63,522	55,425	153,772	140,451
Other expense (income)
Loss on extinguishment of debt	1,984	451	31,956	451
Interest income	(147)	(428)	(270)	(511)
Interest expense	38,534	42,530	117,081	129,457

	40,371	42,553	148,767	129,397

Income before income tax	23,151	12,872	5,005	11,054
Income tax expense	11,655	8,880	2,403	8,876

Net income	11,496	3,992	2,602	2,178
Preferred stock dividends	91	91	273	273

Net income applicable to common stock	$11,405	$3,901	$2,329	$1,905

Earnings per share:
Basic income per share	$0.12	$0.04	$0.02	$0.02

Diluted income per share	$0.12	$0.04	$0.02	$0.02

Weighted average common shares outstanding:
- basic	93,423,063	92,901,470	93,265,621	92,808,705
- diluted	93,729,512	93,076,619	93,550,891	93,171,700
OTHER DATA
Free Cash Flow Computation:
Adjusted EBITDA	$140,567	$132,647	$378,648	$361,276
Interest, net	(34,057)	(37,423)	(103,710)	(115,126)
Current tax expense	(521)	(646)	(1,304)	(1,849)
Preferred stock dividends	(91)	(91)	(273)	(273)
Total capital expenditures (1)	(28,205)	(28,529)	(77,747)	(83,182)

Free cash flow	$77,693	$65,958	$195,614	$160,846

(1)	See the capital expenditures detail included below for a breakdown by category.

	September 30,	December 31,
	2012	2011
Selected Balance Sheet Data:
Cash and cash equivalents	$38,448	$33,503
Working capital	100,836	95,281
Total assets	3,393,194	3,427,353
Total debt (including current maturities)	2,075,608	2,158,528
Total stockholders’ equity	860,931	838,998

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Other Data:
Cash flows provided by operating activities	$119,326	$112,266	$253,349	$222,705
Cash flows used in investing activities	68,250	33,631	127,344	87,992
Cash flows used in financing activities	112,130	55,109	121,582	184,427

Reconciliation of Free Cash Flow to Cash Flows Provided by Operating Activities:
Cash flows provided by operating activities	$119,326	$112,266	$253,349	$222,705
Changes in operating assets and liabilities	(11,769)	(15,858)	24,593	26,142
Total capital expenditures	(28,205)	(28,529)	(77,747)	(83,182)
Preferred stock dividends	(91)	(91)	(273)	(273)
Other	(1,568)	(1,830)	(4,308)	(4,546)

Free cash flow	$77,693	$65,958	$195,614	$160,846

Reconciliation of Adjusted EBITDA to Net income:
Adjusted EBITDA	$140,567	$132,647	$378,648	$361,276
Less:
Non-cash compensation	3,869	2,660	10,902	7,338
Depreciation and amortization	73,915	75,171	219,283	221,454
Gain on disposition of assets	(739)	(609)	(5,309)	(7,967)

Operating Income	63,522	55,425	153,772	140,451

Less:
Interest income	(147)	(428)	(270)	(511)
Loss on extinguishment of debt	1,984	451	31,956	451
Interest expense	38,534	42,530	117,081	129,457
Income tax expense	11,655	8,880	2,403	8,876

Net income	$11,496	$3,992	$2,602	$2,178

	Three months ended September 30,
	2012	2011	% Change
Reconciliation of Reported Basis to Pro Forma (a) Basis:
Reported net revenue	$306,286	$296,701	3.2%
Acquisitions and divestitures	—	3,633

Pro forma net revenue	$306,286	$300,334	2.0%

Reported direct advertising and G&A expenses	$154,012	$152,734	0.8%
Acquisitions and divestitures	—	2,314

Pro forma direct advertising and G&A expenses	$154,012	$155,048	(0.7%)

Reported outdoor operating income	$152,274	$143,967	5.8%
Acquisitions and divestitures	—	1,319

Pro forma outdoor operating income	$152,274	$145,286	4.8%

Reported corporate expenses	$11,707	$11,320	3.4%
Acquisitions and divestitures	—	—

Pro forma corporate expenses	$11,707	$11,320	3.4%

Reported Adjusted EBITDA	$140,567	$132,647	6.0%
Acquisitions and divestitures	—	1,319

Pro forma Adjusted EBITDA	$140,567	$133,966	4.9%

(a)	Pro forma net revenues, direct advertising and general and administrative expenses, outdoor operating income, corporate expenses and Adjusted EBITDA include adjustments to 2011 for acquisitions and divestitures for the same time frame as actually owned in 2012.

	Three months ended September 30,
	2012	2011
Reconciliation of Outdoor Operating Income to Operating Income:
Outdoor operating income	$152,274	$143,967
Less: Corporate expenses	11,707	11,320
Non-cash compensation	3,869	2,660
Depreciation and amortization	73,915	75,171
Plus: Gain on disposition of assets	739	609

Operating income	$63,522	$55,425

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Capital expenditure detail by category
Billboards - traditional	$5,917	$7,609	$20,938	$24,911
Billboards - digital	12,272	11,983	32,334	32,081
Logo	2,267	2,777	5,547	7,457
Transit	26	168	110	640
Land and buildings	4,486	3,026	9,401	3,838
Operating equipment	3,237	2,966	9,417	14,255

Total capital expenditures	$28,205	$28,529	$77,747	$83,182